UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
March 1, 2010
(Date of Report/Date of Earliest Event Reported)
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8787 (Commission File Number)	13-2592361 (I.R.S Employer Identification No.)
70 Pine Street
New York, New York 10270
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 1, 2010, American International Group, Inc. (“AIG”) and AIA Aurora LLC (“Seller”), a wholly owned subsidiary of AIG, entered into a definitive agreement (the “Share Purchase Agreement”) with Prudential plc (“Prudential”) and Petrohue (UK) Investments Limited (“Petrohue”), for the sale of AIA Group Limited (“AIA”) by Seller to Petrohue, for $35.5 billion, including $25 billion in cash, $5.5 billion in face value of ordinary shares in the capital of Petrohue, $3 billion in face value of mandatory convertible securities of Petrohue, and $2.0 billion in face value of preferred stock of Prudential (or at Prudential’s election, Petrohue), subject to closing adjustments. The obligations of Petrohue under the Share Purchase Agreement are guaranteed by Prudential.
     The consummation of the Share Purchase Agreement is subject to certain conditions, including: (i) the passing of the requisite resolutions by Prudential shareholders; (ii) obtaining the requisite regulatory and antitrust approvals; (iii) the scheme of arrangement between Prudential and its shareholders by means of which Petrohue is expected to become the new holding company of Prudential, becoming effective; (iv) admission of Prudential shares, ordinary shares of Petrohue, mandatory convertible securities and preferred securities to be issued in connection with the transaction to listing on the official list of the United Kingdom Financial Services Authority and to trading on the London Stock Exchange; and (v) other customary conditions.
     The parties to the Share Purchase Agreement have agreed to use their best endeavors to cooperate to satisfy the conditions to the consummation of the Share Purchase Agreement, and, in particular, Prudential has agreed that the board of directors of Prudential will recommend that shareholders vote in favor of the requisite resolutions (the “Board Recommendation”), subject always to the directors’ fiduciary duties.
     If closing has not occurred and the Share Purchase Agreement has not been terminated by August 31, 2010, Petrohue has agreed to pay to Seller an additional amount of consideration equal to 5/1200ths of the cash consideration outstanding per month from September 1, 2010 to the closing date.
     The material termination provisions under the Share Purchase Agreement allow termination: (i) by AIG or Seller in the event that the board of directors of Prudential withdraws, modifies or qualifies the Board Recommendation in a manner adverse to AIG; (ii) by any party in the event that Prudential shareholders have not passed the requisite resolutions by August 1, 2010; (iii) by any party in the event that closing does not occur by March 1, 2011 (the “Long Stop Date”), subject to options for any party to extend in limited circumstances; (iv) by Petrohue or Prudential in the event of a breach of warranty by AIG giving rise to a material adverse change, subject to cure; (v) by Petrohue or Prudential in the event of a breach of covenant relating to the conduct of the business of AIA and its subsidiaries (the “AIA Group”) which is material in the context of the AIA Group taken as a whole, subject to cure; and (vi) by AIG or Seller in the event of a breach of warranty by Petrohue giving rise to a material adverse effect on the ability of it or Prudential to complete the transactions, subject to cure.
     Petrohue has agreed to pay to Seller a termination fee of £153 million if the Share Purchase Agreement is terminated as a result of certain conditions listed therein, including: (i) the requisite regulatory or antitrust approvals not having been obtained or the failure of the rights issue to be undertaken by Prudential in connection with the transaction, in either case by the Long Stop Date, (ii) Prudential shareholders not having passed the requisite resolutions by August 1, 2010, or (iii) the withdrawal, modification or qualification of the Board Recommendation.
     Petrohue’s liability to AIG and Seller for breach of warranty terminates at closing, with the exception of warranties relating to fundamental transactional matters, such as capacity and title. AIG’s liability to Petrohue for breach of warranty terminates at closing, with the exception of the warranties relating to (i) fundamental transactional matters, such as capacity and title, and (ii) the accuracy of information contained in the draft prospectus of AIA prepared in contemplation of the Hong Kong listing and initial public offering of AIA and of additional information provided to Prudential in connection with its preparation of a circular and prospectus. AIG’s liability under the warranties relating to the accuracy of such information is capped at $7.5 billion and subject to a limitation period of 12 months.

     The description of the Share Purchase Agreement contained herein is qualified in its entirety by reference to the Share Purchase Agreement, which is attached as Exhibit 2.1 and incorporated in its entirety into this Item 1.01 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
     The following Exhibits are attached as part of this report:
2.1 Share Purchase Agreement, dated as of March 1, 2010 between AIA Aurora LLC, American International Group, Inc., Petrohue (UK) Investments Limited and Prudential plc.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

American International Group, Inc. (Registrant)
Date: March 5, 2010	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary

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EXHIBIT INDEX

Exhibit
Number	Description

2.1	Share Purchase Agreement, dated as of March 1, 2010 between AIA Aurora LLC, American International Group, Inc., Petrohue (UK) Investments Limited and Prudential plc.

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